EXHIBIT 10.13

CONFIDENTIAL TREATMENT REQUESTED
AGREEMENT
Effective as of July 1, 1990, THE BOARD OF TRUSTEES OF THE LELAND
STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California ("STANFORD"), and PROTEIN DESIGN LABS, INC., a Delaware company, having a principal place of business at 2375 Garcia Avenue, Mountain View, California 94043 ("PDL"), agree as follows.

1. BACKGROUND

1.1 STANFORD has the exclusive assignment to an invention entitled, "Method and Dosage Form Using an Antagonist to Gamma Interferon to Control MHC-Associated Autoimmune Disease" ("Invention[s]"), as described in Stanford Docket S87-029 and to any Licensed Patent(s), as hereinafter defined, which may issue to such Invention(s).

1.2 STANFORD desires to have the Invention(s) perfected and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit.

1.3 PDL desires to acquire an exclusive, worldwide license under said Invention(s) and Licensed Patent(s), for the purpose of undertaking development, to manufacture, use, and sell Licensed Product(s).

1.4 The Invention(s) was made in the course of research supported by the National Institutes of Health ("NIH").

2. DEFINITIONS

2.1 "Licensed Patent(s)" means any Letters Patent issued upon
STANFORD's U.S. Patent Application, Serial Number 087,015, filed August 18, 1987, including the information contained in such application, with respect to the Invention(s), any foreign patents corresponding thereto, and/or any divisions, continuations, continuations-in-part, or reissue thereof. The table of currently pending patent applications is shown as Exhibit I.

2.2 "Licensed Product(s)" means any product or part thereof, the manufacture, use, or sale of which is covered by a valid claim of an issued, unexpired Licensed Patent(s) directed to the Invention(s). A claim of an issued, unexpired Licensed Patent(s) shall be presumed to be valid unless and until it has been disclaimed in writing by STANFORD or held to be invalid or not infringed by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

2.3 "Net Sales" means the gross selling price of the Licensed
Product(s) in the form in which it is sold or used, less the following items but only insofar as they actually pertain to the disposition of such Licensed Product(s) by PDL or sublicensee(s) and are included in such gross selling price, and (except Item [d]) are separately billed:
(a) Import, export, excise, value-added, and sales taxes, plus custom duties;
(b) Costs of insurance, packing, and transportation from the place of manufacture to the customer's premises or point of installation;
(c) Costs of installation at the place of use; and
(d) Credit for returns, allowances, or trades.
In the case of PDL's sublicensee(s), "Net Sales" may be defined as said sublicensee(s) normally calculate and define "Net Sales" so long as it is substantially similar to the above definition.

2.4 "Exclusive" means STANFORD shall not grant further licenses, subject to Article 4. STANFORD has not granted any licenses except for the license to the U.S. Government herein attached (Exhibit 2).

2.5 "Combination Product(s)" means Licensed Product(s) sold in a combination package or kit containing other active products, such as antibodies, antigens, and enzymes. Net Sales, for purposes of determining royalty payments on the combination package, shall be calculated using one of the following methods on a country-by-country basis:
(a) By multiplying the net selling price of that combination package by the fraction A/A+B; where A is the gross selling price, during the royalty paying period in question, of the Licensed Product(s) sold separately, and B is the gross selling price, during the royalty period in question, of the other active products sold separately; or
(b) If no such separate sales are made of the Licensed
Product(s) or any of the active products in such combination package during the royalty paying period in question, Net Sales will be negotiated in good faith.

2.6 "PDL" means PDL and Affiliates. An Affiliate means any corporation or other business entity controlled by, controlling, or under common control with PDL. For this purpose, "control" means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock, or at least fifty percent (50%) interest in the income of such corporation or other business.

2.7 "First Commercial Sale" means first sale of a non-orphan drug (as currently defined under U.S. law) Licensed Product(s) following FDA approval of such Licensed Product(s).

3. GRANT

3.1 STANFORD hereby grants and PDL hereby accepts a worldwide license, which includes the right to sublicense, to make, have made, use, and sell Licensed Product(s).

3.2 Said license shall be Exclusive for a term commencing as of July
1, 1990, and ending [   ] years from the date of First Commercial Sale of a
Licensed Product(s) by PDL or its sublicensee(s); PDL agrees to promptly inform STANFORD in writing of the date of First Commercial Sale.

3.3 Upon request by PDL, STANFORD agrees to extend the period of exclusivity if, in STANFORD's judgment, such extension is justifiable, taking into consideration PDL's development costs and return on its investment.

3.4 After the Exclusive period, the license shall be nonexclusive until expiration of the last to expire of Licensed Patent(s).

3.5 STANFORD retains the right to practice the Invention(s) for its internal research purposes but will not commercialize the Invention(s).

4. GOVERNMENT RIGHTS

This Agreement is subject to all of the terms and conditions of Public
Law 96-517 as amended to date, and PDL agrees to take all action reasonably necessary on its part as Licensee to enable STANFORD to satisfy its obligation thereunder with NIH, relating to any Invention(s). PDL is not obligated to disclose confidential information under this Article 4.

5. ROYALTIES

5.1 PDL agrees to pay to STANFORD a creditable, non-refundable license
issue royalty fee of [   ] upon signing the Agreement.

5.2 PDL also shall pay a [              ] annual advance on earned royalties
according to the following schedule:
(a) [   ] on July 1, 1991, if no Licensed Patent(s) has issued;
(b) [   ] on July 1, 1992, if no Licensed Patent(s) has issued;
and
(c) [   ] on each July 1 after a Licensed Patent(s) has issued
with a claim covering at least one (1) major autoimmune disease for as long as this license shall be Exclusive. During the nonexclusive period, if any, PDL will not be required to pay minimum annual advances.
All advance royalty payments are nonrefundable but they are creditable against earned royalties to the extent provided in Paragraph 5.4.

5.3 In addition, PDL shall pay STANFORD earned royalties
(a) [   ] on Net Sales by PDL and its sublicensee(s) of Licensed
Product(s) during the period that the license to PDL is Exclusive; and
(b) [   ] of Net Sales during the period the license to PDL is
nonexclusive.
If PDL is required to obtain additional licenses not covered by this
Agreement in order to develop, manufacture, sell, or market Licensed Product(s), PDL may reduce its earned royalty payments to STANFORD by an amount equal to the sum of royalties under additional license(s) provided that
the royalty paid to STANFORD will not be less than [   ] of the rates
specified above.

5.4 Creditable payments under this Agreement shall be credited to PDL
against up to  [   ] of each earned royalty payment which PDL would be
required to pay pursuant to Paragraph 5.3 until the entire credit is exhausted.

5.5 The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. Royalty and payments to STANFORD shall be in U.S. Dollars an shall be net of all non-U.S. taxes. In the case of PDL's sublicensee(s), the currency conversion exchange rate may be computed as sublicensee(s) normally computes such transactions.

6. REPORTS, PAYMENTS AND ACCOUNTING

6.1 Quarterly Royalty Payment and Report. PDL shall make written reports and royalty payments to STANFORD within ninety (90) days after the end of each calendar quarter following the First Commercial Sale. This report shall state the number, description, and aggregate Net Sales of Licensed Product(s) during such completed calendar quarter, and resulting calculation pursuant to Paragraph 5.3 of earned royalty payment due STANFORD for such completed calendar quarter. Concurrent with the making of each such report, PDL shall include payment due STANFORD of royalties for the calendar quarter covered by such report. In the case of sublicensee(s), PDL shall report sublicensee sales within thirty (30) days of receipt by PDL of sublicensee reports and pay STANFORD in the next applicable quarter.

6.2 Accounting. PDL agrees to keep records for a period of two (2) years showing the manufacturing, sales, use, and other disposition of products sold or otherwise disposed of under the license herein granted in sufficient detail to enable the royalties payable hereunder by PDL to be determined, and further agrees to permit its books and records to be examined by an independent Certified Public Accountant satisfactory to PDL nominated by STANFORD from time to time, but not more than once a calendar year, to the extent necessary to verify reports provided for in Paragraph 6.1. Such examination is to be made at the expense of STANFORD, and all information shall be treated confidentially by STANFORD.

6.3 Progress Report.  On or before September 1, starting with
September 1, 1991, of each year until PDL markets a Licensed Product(s), PDL shall make a written report to STANFORD covering the preceding year regarding the progress of PDL toward commercial use of Licensed Product(s). STANFORD will use all reasonable efforts to keep any progress report, if clearly marked "Confidential" confidential. Such report shall include, as a minimum, information sufficient to enable STANFORD to satisfy reporting requirements of the U.S. Government and for STANFORD to ascertain progress by PDL toward meeting the diligence requirements of Paragraph 12.1. If PDL does not submit the required reports, or if PDL has not demonstrated diligence as required by Paragraph 12.1, STANFORD may terminate upon failure of PDL to cure the defect within thirty (30) days after receipt of written notice from STANFORD.

6.4 PDL will reimburse STANFORD for any reasonable costs incurred by STANFORD after July 1, 1990, in connection with the filing, prosecution of patent applications, and maintenance of Licensed Patent(s), and these expenses shall be paid within thirty (30) days of receipt of invoice of such costs. With respect to foreign prosecution, STANFORD and PDL will agree on the countries in which to pursue patent protection. STANFORD will employ mutually agreeable patent counsel and keep PDL informed of patent prosecution.

7. NEGATION OF WARRANTIES

7.1 STANFORD warrants that STANFORD has an exclusive assignment to Licensed Patent(s) and that STANFORD has the right to grant licenses under Public Law 96-517 as amended.

7.2 Except for Paragraph 7.1, nothing in this Agreement is or shall be construed as:
(a) A warranty or representation by STANFORD as to the validity or scope of any Licensed Patent(s);
(b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, trademarks, or other rights of third parties.
(c) An obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Article 11, or
(d) Granting by implication, estoppel, or otherwise any licenses under patents of STANFORD or other persons other than Licensed Patent(s), regardless of whether such patents are dominant or subordinate to any Licensed Patent(s). STANFORD is aware of the following issued patents and pending applications which may or may not be infringed by PDL in practicing the claims of the Invention(s).
       (i) U.S. Patent No. 4,237,224 issued December 2, 1980,
       U.S. Patent No. 4,468,464 issued August 28, 1984, and U.S. Patent No. 4,740,470 issued April 26, 1988 (Cohen-Boyer patents). PDL agrees that nothing in this Agreement grants PDL any express or implied license or right under or to the above Cohen-Boyer patents;
       (ii) U.K. Patent Application No. 8607679 filed 27.03.86
       (Winter patent);
       (iii) U.S. Patent No. 4,816,397 issued March 28, 1989
       (Celltech patent);
       (iv) U.S. Patent No. 4,816,567 issued March 28, 1989
       (Genentech patent); and
       (v) U.S. Patent Application 644,473 filed August 27, 1984, and all continuations, divisionals or continuations-in-part, and foreign counterparts (STANFORD/ Columbia University chimeric inventions).

7.3 Except as expressly set forth in this Agreement STANFORD MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS.

8. INDEMNITY

8.1 PDL agrees to indemnify, hold harmless, and defend STANFORD and its trustees, officers, employees, students, and agents against any and all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Invention(s), Licensed Patent(s), or Licensed Product(s) by PDL or sublicensee(s).

8.2 PDL agrees not to proceed with [   ] until the appropriate
insurance limits have been mutually agreed upon in writing by STANFORD and PDL, provided that premiums for such insurance are reasonable and obtainable. Such insurance shall cover the activities of PDL contemplated by this Agreement, including public liability and product liability.

8.3 In order to meet the obligations of this Article 8, PDL agrees to notify STANFORD thirty (30) days prior to the onset of Phase III clinical trials and to inform STANFORD as to the expected number of patients participating in such clinical trials.

8.4 Insurance shall be procured and maintained with a reputable and financially secure insurance carrier. Such insurance shall include Stanford University, Stanford University Hospital, their trustees, directors, officers, employees, and agents, as additional insureds with respect to this Agreement, and shall provide that it shall not be canceled or materially altered except upon at least thirty (30) days written notice to STANFORD.

9. MARKING

When reasonable, prior to the issuance of patents on the Invention(s), PDL agrees to mark Licensed Product(s) (or its containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words "Patent Pending," and following the issuance of one or more patents, with the numbers of the Licensed Patent, if applicable.

10. PROMOTIONAL ADVERTISING

PDL agrees not to identify STANFORD in any promotional advertising or other materials to be disseminated to the public or any portion thereof or to use the name of any STANFORD faculty member, employee, or student or any trademark, service mark, trade name, or symbol of STANFORD or the Stanford University Hospital, or that is associated with either of them, without STANFORD's prior written consent.

11. INFRINGEMENT BY OTHERS:  PROTECTION OF PATENTS

11.1 Both parties shall promptly inform the other party of any suspected infringement of any Licensed Patent(s) by a third party. During the Exclusive period of this Agreement, STANFORD and PDL each shall have the right to institute an action for infringement of the Licensed Patent(s) against such third party in accordance with the following:
(a) If STANFORD and PDL agree to institute suit jointly, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne equally, and any recovery or settlement shall be shared equally. PDL and STANFORD shall agree to the manner in which they shall exercise control over such action. STANFORD may, if it so desires, also be represented by separate counsel of its own selection, the fees for which counsel shall be paid by STANFORD;
(b) In the absence of an agreement to institute a suit jointly, PDL may institute suit, and, at its option, join STANFORD as a plaintiff. PDL shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement;
(c) In the absence of an agreement to institute a suit jointly and if PDL has not notified STANFORD that it has decided to join in or institute a suit, as provided in (a) or (b) above, STANFORD may institute a suit and, at its option, join PDL as a plaintiff. STANFORD shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement; and
(d) If STANFORD decides to institute suit, then it shall notify
PDL in writing.  PDL's failure to notify STANFORD in writing, within thirty
(30) days after the date of the notice, that it will join in enforcing the patent pursuant to the provisions hereof, shall be and be deemed conclusively to be PDL's assignment to STANFORD of all rights, causes of action, and damages resulting from any such alleged infringement and STANFORD shall be entitled to retain the entire amount of any recovery of settlement. Furthermore, at its option, STANFORD may join PDL as plaintiff.

11.2 Should either STANFORD or PDL commence a suit under the provisions of Paragraph 11.1 and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided, however, that the sharing of expenses and any recovery in such suit shall be prorated as of the date the party elects to abandon the suit.

12. COMMERCIAL APPLICATION, SUBLICENSES

12.1 As an inducement to STANFORD to enter into this Agreement, PDL agrees to use commercially reasonable efforts and diligence to proceed with the development, manufacture, and sale of Licensed Product(s) and to develop markets for the Licensed Product(s), subject to any delays or hindrances beyond the control of PDL or due to force majeure. PDL intends to develop Licensed Product(s) according to the following schedule. Failure to meet the schedule will not be a breach of this Agreement as long as PDL can demonstrate to STANFORD's reasonable satisfaction PDL's diligence in developing Licensed Product(s):

June 1991:          Either produce and characterize, or complete the
                    licensing of, a high-affinity, neutralizing anti-gamma interferon (anti-IFN) antibody.


December 1991:      Clone and sequence the light and heavy chain genes
                    of the anti-IFN antibody.

June 1992:          Produce and characterize a mouse-human chimeric
                    anti-IFN antibody. Complete the protein design of the (fully) humanized anti-IFN antibody.

December 1992:      Produce and characterize a high-affinity, humanized
                    anti-IFN antibody.

June 1993:          Produce the humanized anti-IFN antibody in
                    sufficient quality and quantity for animal toxicology studies.

December 1993:      Complete all toxicology studies required for IND
                    submission. Create master cell bank and complete all cell tests (e.g., virology) needed for IND submission.

June 1994:          File IND for Phase I trials acceptable to FDA and
                    designed to show some indication of efficacy as well as safety.

December 1994:      Complete Phase I trials.



12.2 If PDL is unable (except for reasons or circumstances beyond PDL's control) or unwilling to serve or develop a potential market for which there is a willing and capable sublicensee(s), PDL will, at STANFORD's request, negotiate in good faith a sublicense hereunder.

12.3 Any sublicense granted by PDL under this Agreement shall be subject and subordinate to terms and conditions of this Agreement, except:
(a) Sublicense terms and conditions shall reflect that any sublicensee(s) shall not further sublicense; and
(b) The earned royalty rates and other fees payable to PDL by PDL's sublicensee(s) may be at higher rates and fees than of this Agreement. Any such sublicense shall also expressly include the provisions of Articles 6, 7 and 8 for the benefit of STANFORD.

13. TERMINATION

13.1 PDL may terminate this Agreement by giving STANFORD notice in writing at least thirty (30) days in advance of the effective date of termination selected by PDL.

13.2 STANFORD may terminate this Agreement if PDL:
(a) is in default in payment of royalty or providing of reports;
(b) is in breach of any provision hereof materially affecting this Agreement; or
(c) provides any materially false report;
and PDL fails to remedy any such default, breach, or false report within thirty (30) days after written notice thereof by STANFORD.

13.3 Surviving any termination are:
(a) PDL's obligation to pay royalties accrued or accruable;
(b) Any cause of action or claim of PDL or STANFORD, accrued or to accrue, because of any breach or default by the other party; and
(c) The application provisions of Articles 6, 7, and 3.

14. ASSIGNMENT

        This Agreement may not be assigned except as part of a sale or transfer of substantially the entire business relating to operations pursuant to this Agreement.

15. ARBITRATION

15.1 Any controversy arising under or related to this Agreement, or any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be settled in arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association. Upon request of either party, arbitration will be by:
(a) A third party arbitrator mutually agreed upon in writing by
PDL and STANFORD within thirty (30) days of such arbitration request; or
(b) A member of the American Bar Association selected in
accordance with American Arbitration Association rules.
If the issues in dispute involve scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology.
Judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

15.2 The parties shall be entitled to discovery at their own expense in like manner as if the arbitration were a civil suit in a general district court.

15.3 Any arbitration shall be held at Stanford, California, unless the parties hereto mutually agree in writing to another place.

16. NOTICES
        All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, and addressed as follows:

To STANFORD:    Office of Technology Licensing
                Stanford University
                857 Serra Street, 2nd Floor
                Stanford, CA 94305-6225
                Attention:  Director, Technology Licensing

To PDL:         Protein Design Labs, Inc.
                2375 Garcia Avenue
                Mountain View, CA 94043
                Attention:  President

        Either party may change its address upon written notice to the other party.

17. APPLICABLE LAW

        This Agreement shall be construed, interpreted, and applied in accordance with the laws of the State of California.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.


THE BOARD OF TRUSTEES
OF THE LELAND STANFORD
JUNIOR UNIVERSITY


By: /s/ Katharine Ku
Title: Acting Director, Technology
Licensing
Date: June 7, 1990


PROTEIN DESIGN LABS, INC.


By: /s/ Laurence Jay Korn
Title: President
Date: June 7, 1990




CONFIDENTIAL TREATMENT REQUESTED

                               Exhibit 1

                   TABLE OF PATENT APPLICATIONS AND PATENTS

             Patent         Patent                                  Patent
             Application    Application     Patent   Patent Issue   Expiration
Country      Number         Filing Date     Number   Date           Date

U.S.          [   ]           [   ]
              [   ]           [   ]
Australia     [   ]           [   ]
Japan         [   ]           [   ]
Europe        [   ]           [   ]
Canada        [   ]           [   ]


                            Exhibit 2

              LICENSE TO THE UNITED STATES GOVERNMENT



        WHEREAS, C. Jacob, H. McDevitt, P. van der Meide, and J. Holoshitz, of Stanford University, have invented "Method and Dosage Form Using An Antagonist To Gamma Interferon To Control MHC-Associated Autoimmune Disease" and filed a patent application thereon in United States bearing Serial No. 087.015 filing date August 18, 1988;

        WHEREAS, the invention was made in the course of research supported by the Department of Health and Human Services; and

        WHEREAS, the United States Government is entitled to certain rights in and to said invention and application by reason of the terms of such support; and

        WHEREAS, the Stanford University, hereinafter called the "Licensor" has acquired by assignment from the inventor the entire right, title, and interest of the inventor to such invention;

NOW, THEREFORE

        1. The Licensor, in consideration of the premises and other good and valuable considerations, hereby grants and conveys to the United States Government a royalty-free, nonexclusive and irrevocable license for governmental purposes and on behalf of any foreign government pursuant to any existing or future treaty or agreement with the United States under the aforesaid patent application, and any and all divisions or continuations, and in any and all patents or reissues which may be granted thereon during the full term or terms thereof. As used herein, "governmental purpose" means the right of the Government of the United States, including any agency thereof, to practice and have practiced (made or have made, used or have used, sold or have sold) in connection with programs funded in whole or in part by the Federal Government throughout the world by or on behalf of the Government of the United States.

        2. The Licensor convenants and warrants that he has the right to grant the foregoing license, and that any assignment which he may make of the invention or the said patent applications or patents thereon, shall expressly be made subject to this license.

        3. The Licensor agrees that the Government shall not be estopped at any time to contest the enforceability, validity, scope of, or title to, any patent or patent application herein licensed.

                                  The Board of Trustees of the
                                  Leland Stanford Junior University
                                  (Institution)
                                  /s/ Katharine Ku
                                  (Signature)
                                  Katharine Ku
                                  (Print or type name)
November 8, 1988                  Associate Director, Technology Licensing
(Date)                            (Official Title)


I, Brenda Whitmarsh certify that I am the Asst. Secretary of the Institution named as Licensor herein; that Katherine Ku, who signed this License on behalf of the Institution is Assoc. Director, Tech. Licensing of said Institution; and that said License was duly signed for and in behalf of said Institution by authority of its governing body, and is within the scope of its corporate powers.


SEAL                                /s/ Brenda Whitemarsh   November 11, 1988
                                    (Signature)             (Date)